Exhibit 15.2

April 25, 2024

Gaotu Techedu Inc. (the “Company”)

5F, Gientech Building, 17 East Zone,
10 Xibeiwang East Road
Haidian District, Beijing 100193
People’s Republic of China

Dear Sirs:

We hereby consent to the use and reference to our name and our opinions and views under the captions “Item 3. Key Information,” “Item 4. Information on the Company—C. Organizational Structure —Contractual Arrangements with the VIE and Its Shareholders,” and “Item 10. Additional Information—E. Taxation” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”), and further consent to the incorporation by reference of the summary of our opinions in the Annual Report into the Company’s registration statement on Form S-8 (File No. 333-235314) that was filed on December 2, 2019, pertaining to the Company’s Share Incentive Plan.

We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm